EXHIBIT 99.4

[LETTERHEAD OF BANC OF AMERICA SECURITIES LLC]

Board of Directors

Valera Pharmaceuticals, Inc.

7 Clarke Drive

Cranbury, NJ 08512

Members of the Board:

We hereby consent to the inclusion of our opinion letter, dated December 11, 2006, to the Board of Directors of Valera Pharmaceuticals, Inc. (“Valera”) as Annex C to, and to the reference thereto under the headings “SUMMARY — Opinions of Financial Advisors — Valera” and “THE MERGER — Opinions of Valera’s Financial Advisor” in, the joint proxy statement/prospectus relating to the proposed merger involving Valera and Indevus Pharmaceuticals, Inc. (“Indevus”), which joint proxy statement/prospectus forms a part of Indevus’ Registration Statement on Form S-4 to which this consent is filed as an exhibit. In giving the foregoing consent, we do not admit (1) that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended (the “Securities Act”), or the rules and regulations of the Securities and Exchange Commission (the “Commission”) promulgated thereunder, or (2) that we are experts with respect to any part of the Registration Statement within the meaning of the term “experts” as used in the Securities Act and the rules and regulations of the Commission promulgated thereunder.

Very truly yours,

/s/ Banc of America Securities LLC

BANC OF AMERICA SECURITIES LLC

January 26, 2007